Exhibit 99.1

Sow Good, Inc. Announces Expansion of Production Capacity and North American Distribution

May 26, 2022

Irving, Texas, May 26, 2022 — Sow Good, Inc. (OTCQB: SOWG) announced its successful capital raise of $3.7 million (further details available in 8-K filed on 4/14/22), primarily for the construction of the company’s second and third freeze driers.

The additional two freeze driers are necessary to increase Sow Good’s production capabilities and meet the anticipated demand from increased retail, direct-to-consumer (DTC), and joint venture opportunities. The two additional freeze driers will be fully operational in Q1 2023.

The company’s progress from one freeze drier to three, in less than two years, will allow Sow Good to provide more job opportunities; bring healthy, sustainable, natural snacks to more consumers; and be at the forefront of the rapidly developing freeze dried industry. According to Global Insights, Inc., the global freeze dried market is expected to hit $130 billion by 2027.

“We are incredibly excited about the freeze dried trend and how that will impact Sow Good’s future,” said Executive Chairman Ira Goldfarb.

Contributing to increased production demand is the expansion of distribution across North America. Sow Good has launched 16 SKUs with KeHE Distributors, a leading distributor for natural foods, in five of their distribution centers: Chino, CA; Romeoville, IL; Dallas, TX; Northeast, MD; and Flower Mound, DC. KeHE distributes products to over 30,000 natural food stores, chain and independent grocery stores, e-commerce retailers and other specialty retailers throughout North America.

Sow Good has also launched 12 SKUs with Star Wholesale LTD, a food distributor servicing both eastern and western Canada.

Sow Good’s e-commerce presence has likewise expanded with its initial launches in Walmart.com (WMT) and Target.com (TGT).

“Sustain Us”, the sister brand under Sow Good, Inc. oriented toward the long-term food storage market, is launching in Sierra Trading Company with 5 SKUs.

“These important developments are compounded with the return of in-person meetings, from in-store product samplings, buyer meetings, to trade-shows,” said CEO Claudia Goldfarb. “Expo West, a top trade-show and hotspot for natural products held in Anaheim, CA. in March 2022, was incredibly successful for Sow Good. We are excited to attend the many upcoming tradeshows this summer to continue meeting buyers and increase brand exposure.”

About Sow Good

Sow Good Inc. (OTCQB: SOWG) is dedicated to producing the highest quality and nutritious products in the freeze dried food industry while building a brand that celebrates the importance of sustainability, environment, and community. Sow Good’s offerings are shelf-stable, plant-based, and gluten- and preservative-free. To purchase Sow Good online or learn more, visit www.thisissowgood.com and follow @thisissowgood on Instagram and Facebook.